Exhibit 99.1

NewsRelease

60 FRONTAGE ROAD, ANDOVER, MASSACHUSETTS 01810	TEL. 978/475-9090 FAX: 978/474-9204

DYNAMICS RESEARCH CORPORATION
REPORTS HIGHER REVENUES FOR FIRST QUARTER 2004

Andover, Mass.—May 4, 2004—Dynamics Research Corporation (Nasdaq: DRCO) today reported revenues of $62.1 million and earnings from continuing operations of $2.0 million, or $0.23 per diluted share, for the first quarter ended March 31, 2004. This compares with revenues of $58.6 million and earnings from continuing operations of $1.6 million, or $0.19 per diluted share, for the same period in 2003.

Regarding operating results for the quarter, James P. Regan, chairman and chief executive officer, said, “I am pleased that both the top and bottom lines were consistent with our expectations. Funded bookings of $78 million for the quarter were very strong, 26% above revenues for the quarter, resulting in more than seven months of funded backlog. I am further encouraged by strong first quarter leading indicators as evidenced by the book-to-bill ratio of 1.26, and a consistently high level of first year revenue awaiting award.”

“Our continued, focused business development activities in DRC’s identified national priority markets have resulted in an increasing pipeline of qualified opportunities and improved new business win rate. We expect these trends to continue through 2004 and beyond. Based on our results in the quarter, we are on a path to achieve record new business bookings in 2004. Our first quarter achievements, combined with the leading new business development indicators, underlie my confidence in achieving our 2004 goals,” Regan continued.

“As reported last quarter, on January 1, 2004, we placed into service a new PeopleSoft-based enterprise business system, replacing and integrating our back office systems. In the years ahead, we believe this strategically important initiative will facilitate improvements in operating effectiveness and scalability. While receivables have risen as we converted to the system during the quarter, this was expected, and we anticipate sequential declines in receivables through the rest of this year, returning to days sales outstanding of 85 or better by the end of the year,” he added.

DRC re-affirmed guidance for 2004, with revenues expected to be in the range of $260 to $268 million and earnings per diluted share from continuing operations expected to be in the range of $1.02 to $1.08. For the second quarter of the year the company expects to book revenues in the range of $64 to $67 million and report earnings per diluted share from continuing operations of $0.24 to $0.26.

The company will conduct a conference call tomorrow, May 5, 2004 at 8:30 a.m. ET to discuss its first quarter results and the outlook for 2004 in more detail. The call will be available via telephone at (800) 915-4836, and accessible via Web cast at www.drc.com. Recorded replays of the conference call will be available on Dynamics Research Corporation’s investor relations home page at www.drc.com and by telephone at (800) 428-6051, passcode #351256, beginning at 10:00 a.m. May 5, 2004 through 11:59 p.m. May 12, 2004.

About Dynamics Research Corporation Dynamics Research Corporation is an innovative solutions provider that partners with government customers to apply proven processes and technologies. DRC delivers engineering, logistics, training, simulation, modeling and information technology services that enhance the performance and cost-effectiveness of its customers’ mission critical systems. For additional information please visit the website at www.drc.com.

CONTACT:	Elise Caffrey, Treasurer & Director, Investor Relations (978) 475-9090, Ext. 1309

Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Some statements contained or implied in this news release, may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the company’s financial results, please refer to DRC’s most recent filings with the SEC. The company assumes no obligation to update any forward-looking information

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CONTACT:	Elise Caffrey, Treasurer & Director, Investor Relations (978) 475-9090, Ext. 1309

ATTACHMENT I

DYNAMICS RESEARCH CORPORATION

	Three months ended
	March 31,
	2004	2003
Contract revenue	$60,637	$56,929
Product sales	1,431	1,677

Total revenue	62,068	58,606

Cost of contract revenue	51,837	48,152
Cost of product sales	1,141	1,253
Selling, general and administrative expenses	5,335	5,781
Amortization of intangible assets	381	455

Total operating costs and expenses	58,694	55,641

Operating income	3,374	2,965
Interest expense, net	(213)	(277)
Other income	381	42

Income from continuing operations before provision for income taxes	3,542	2,730
Provision for income taxes	1,498	1,098

Income from continuing operations	2,044	1,632
Loss from discontinued operations, net of taxes	—	(357)
Loss on disposal of discontinued operations, net of taxes	—	(233)

Net income	$2,044	$1,042

NET EARNINGS PER COMMON SHARE
Basic
Income from continuing operations	$0.24	$0.20
Loss from discontinued operations	—	(0.04)
Loss on disposal of discontinued operations	—	(0.03)

Net earnings per common share	$0.24	$0.13

Diluted
Income from continuing operations	$0.23	$0.19
Loss from discontinued operations	—	(0.04)
Loss on disposal of discontinued operations	—	(0.03)

Net earnings per common share	$0.23	$0.12

Weighted average shares outstanding
Weighted average shares outstanding — basic	8,394,265	8,116,515
Dilutive effect of options	608,862	529,402

Weighted average shares outstanding — diluted	9,003,127	8,645,917

ATTACHMENT II

DYNAMICS RESEARCH CORPORATION

CONDENSED BALANCE SHEETS (unaudited)
(in thousands)

	March 31,	December 31,
	2004	2003
Assets
Cash and cash equivalents	$50	$2,724
Accounts receivable, net of allowances	24,480	28,251
Unbilled expenditures and fees on contracts in process	50,476	34,257
Prepaid expenses and other current assets	3,245	2,145

Total current assets	78,251	67,377

Property, plant and equipment, net	20,955	20,672
Deferred income taxes	2,340	2,337
Goodwill	26,711	26,711
Intangible assets, net	1,962	2,343
Other noncurrent assets	1,924	1,630

Total noncurrent assets	53,892	53,693

Total assets	$132,143	$121,070

Liabilities and stockholders’ equity
Current portion of long-term debt	$500	$500
Notes payable and revolver	15,226	8,500
Accounts payable	14,812	13,351
Accrued payroll and employee benefits	16,062	15,657
Deferred income taxes	9,503	9,698
Other accrued expenses	2,219	2,371
Discontinued operations	823	778

Total current liabilities	59,145	50,855

Long-term debt, less current portion	7,625	7,750
Accrued pension liability	12,030	12,030
Other long-term liabilities	1,669	1,386
Discontinued operations	250	398

Total long-term liabilities	21,574	21,564

Total liabilities	80,719	72,419
Stockholders’ equity	51,424	48,651

Total liabilities and stockholders’ equity	$132,143	$121,070

ATTACHMENT III

DYNAMICS RESEARCH CORPORATION

SUPPLEMENTAL INFORMATION (unaudited)
(dollars in thousands)

	Three Months Ended
	March 31,
	2004	2003
Capital expenditures — continuing operations	$1,157	$833
Capital expenditures — total company	$1,157	$833

Depreciation — continuing operations	$874	$800
Depreciation — total company	$874	$840

Bookings — continuing operations	$78,264	$66,711
Bookings — total company	$78,264	$68,195

	March 31,
	2004	2003
Funded backlog — continuing operations	$145,766	$119,176
Funded backlog — total company	$145,766	$119,844

Employees — continuing operations	1,641	1,820
Employees — total company	1,641	1,910